Exhibit 99.2

Compex Technologies
Fourth Fiscal Quarter Operating Results Conference Call
September 08, 2005

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the Compex Technologies 2005 Fourth Fiscal Quarter Operating Results Conference Call.

Earlier today the Company released its final results for the quarter, if you have not received this news release or if you would like to be added to the Company’s distribution list, please e-mail investor relations at info@hawkassociates.com. During the presentation all participants will be in a listen only mode, afterwards you will be invited to participate in a question and answer session.

As a reminder this conference is being recorded, you can listen to the recording of this call through
11:00 pm Eastern Day light time on September the 22nd by dialing 866-453-6660 and reference number
204098.

Before we begin we would like to state that comments made during this conference call will contain forward-looking statements that involve risks and uncertainties regarding Compex Technologies operations and future results. We invite you to review the Company’s filings with the SEC including without limitations the Company’s form 10-K and form 10-Q, which identifies specific risk factors that may cause actual results or events to differ materially from those described in these forward-looking statements.

That said I would like to turn the call over to Dan Gladney, President & CEO. Mr. Gladney your line is now open.

Dan Gladney:	Thank you. Good afternoon everyone and thank you for joining us. This is Dan Gladney, President & CEO of Compex Technologies. With me is Scott Youngstrom, Vice President of Finance and our CFO. Welcome
to our Year End and Fourth Quarter 2005 Conference Call.

At the conclusion of our prepared remarks, we will be available to answer your questions. During the question and answer portion of the call, we will also have available Marshall Masko, our President
Worldwide Consumer Products along with Mike Goodpaster, our Vice President of Sales for our US Medical
Business, also available will be Tim Floeder, our Vice President of Business Development and Wayne
Chrystal, our Vice President of Manufacturing Operations.

As you know the Fair Disclosure Rules limit our ability to respond to material inquiries from investors or analysts in a non-public forum. So we encourage you to ask all questions of a material nature on this call. Keep in mind the SEC GAAP financial measure regulation limits the type of information we can provide to you.

Now, let me turn the call over to Scott Youngstrom for the financial reports.

Scott Youngstrom:	Thanks Dan and good afternoon everyone. Our revenue increased $3.6 million or 16% to $26.3 million for the quarter ended June 30, 2005 from 22.7 million during the quarter ended June 30, 2004. Our revenue increased $10.1 million or 12% 20 $96.1 million during the 12 months ended June 30, 2005 from $86 million during the 12 months ended June 30, 2004. On a consolidated basis increases in both our domestic medical business and in our domestic consumer business accounted for a 20% for the quarter.
This was offset by a 4% decrease related to our consumer business in Europe. For the 12-month period, increases in both domestic business segments accounted for 13% of the increase, partially offset by 1%
decrease in the consumer business in Europe.

US medical revenue for the quarter was $17.2 million up 32% from the prior year’s quarter of $13 million. US medical revenue for the 12-month period was $60 million up 15% from the $52 million for the comparable period last year. This is primarily due to an increase in volumes of our direct device sales in rental business and an increase in our accessories and supplies. We expanded our direct sales and rentals by increasing our direct medical sales force, we increased the number of rentals that originated directly from physicians offices.

Our US consumer division recorded revenue of $715,000 and $4.2 million for the quarter and 12 month periods ended respectively. This compares to $374,000 and $792,000 respectively of revenue recorded for the comparable period last year. Our increased sales have been driven primarily through revenue from our commercial and with our current agreements with the Home Shopping Network, HSN, and General
Nutrition Centers, GNC.

Our international division posted revenue of $8.4 million for the quarter; this represents a decrease of 10% from the $9.3 million recorded during the comparable quarter last year. Sales of our Compex line of products decreased approximately 14% as unit sales fell 6% below prior year quantities. This was partially offset by Slendertone product revenues slightly above last year by 1% and a 3% favorable impact of exchange rates reflecting the strength of the Euro versus the US dollar.

In the current 12-month period our international division posted revenue of $31.9 million or a 4%
decrease from the $33.2 million for the comparable 12-month period last year. A 9% decrease in our
Compex line of product revenues was partially offset by a slight increase in our Slendertone product revenues and a 5% favorable impact of exchange rates.

The number of Compex units sold for the 12-month period was down slightly 1% over comparable unit sales for the prior year. Revenues in Spain and France preformed above prior year for both the quarter and
12-month period. However, Italy our largest European market is performing below prior year revenues.

Revenue by product line during the quarter ended June 30, 2005 was roughly $5.2 million in rehabilitation products, $6.5 million in pain management products, $7.4 million in consumer products and $7.2 million in accessories and supplies. All revenue segments are above prior year amounts except consumer products. The decrease in consumer products is due primarily to 10% decline in our international division. Pain management products in the US reflect the largest nominal increase.

Our gross profit was $18.6 million or 70.7% of revenue during the quarter, and $65.1 million or 67.8%
of revenue during the 12-month period. The compares to gross profit of $14.9 million or 65.8% of revenue in the quarter and $57.5 million or 66.9% of revenue during the 12 month period last year. The overall increase in margin percentage reflects the change in our overall revenue mix towards more US medical products, which carry a higher margin than our US consumer division and our international division.

Additionally, we are currently selling a greater percentage of US consumer products directly to the customer, which carry higher gross margins and were sold in previous periods. We anticipate gross profit will settle in the middle to lower 60% range, as our domestic consumer business becomes a greater percentage of our total revenue.

For the quarter ended June 30, 2005 our selling expenses increased 13% to $10.8 million or 41.1% of revenue up from $9.6 million or 42.3% of revenue for the comparable quarter last year. Selling expenses for the 12-month period increased 16% to $41.5 million or 43.2% of revenue up from $35.8 million or 41.6% of revenue for the comparable 12-month period last year. US medical division selling expenses increased as we have increased our number of direct medical sales representatives and field support specialist to 91 as of June 30, 2005 as compared to 69 last year.

We continue to invest in our direct sales team and in our commitment to our physician-selling model. A significant increase in promoting our Compex and Slendertone product lines in the US consumer division accounted for approximately $3 million of the increase for the 12-month period.

General and administrative expenses for the quarter totaled $5 million or 191% of revenue representing a 44% increase over the 3.5 million or 15.3% of revenue recorded for the quarter ended June 30, 2004.
G&A expenses for the 12-month period were $16.4 million or 17.1% of revenue representing a 16% increase over the $14.2 million or 16.5% of revenue for the same period last year. Costs in both our corporate and international offices for additional personnel and consulting fees associated with our
Sarbanes-Oxley compliance contributed to the increase. G&A expenses for the fourth quarter of 2005 were also impacted by $400,000 charge related to the termination of our executive in Europe.

Our research and development expenses for the quarter decreased 3% to $483,000 from $500,000 for the comparable quarter last year. Research and development expenses for the 12—month period totaled 2.5 million or 2.6% of revenue representing a 2% decrease from $2.6 million and 3% of revenue for the same period last year. We continue to develop new products such as recently FDA cleared IF III Way product for the US medical division and our fitness trainer model that was introduced in our US consumer division.

In future periods we anticipate R&D related expenditures will remain flat in absolute dollars and decrease as a percent of revenues.

The net effective tax rates for the fiscal years ended June 30, 2005 and 2004 were 40% and 34%
respectively. The company reversed previously recorded tax contingency reserves of $1.2 million and
$434,000 for the fiscal years 2005 and 2004 respectively. For fiscal year 2005 the company had to recognize income generated in certain European countries at the US rate of 34%. However, we could only offset this by the losses in other foreign countries at the effective tax rates for each country. We anticipate the effective tax rate for next year in the mid to high 40%, this however is depended on how much income is generated in each foreign jurisdiction and we will be reviewing our international tax strategy as a top priority in the upcoming year.

As a result of the above activity our net income increased to $1.3 million in the fourth quarter of fiscal 2005 from $1 million in the fourth quarter of fiscal 2004. For the 12-month ended June 30, 2005 net income decreased to 2.6 million from 3.1 million during the same period in fiscal 2004. Diluted earnings per share increased from $0.08 during the quarter ended June 30, 2004 to $0.10 during the quarter ended June 30, 2005 and diluted earnings per share decreased from $0.24 to $0.20 per share for the 12-month period.

Moving to our balance sheet, our operating activities used cash of $834,000 during the 12 months ended
June 30, 2005 as compared to $2 million used in operating activities during the 12 month period last year. Although we generated cash from earnings after adjustment for depreciation and amortization of approximately $4.2 million for the first 12 months of fiscal 2005, we used almost $7.5 million to finance increased receivables during fiscal 2005 as a result of larger sales late in the period and an increase on our overall day sales outstanding. Receivables are up $2.5 million for the quarter due to strong fourth quarter revenue in our US medical division.

Accounts payable and accrued liabilities are up due primarily to year-end timing differences. At June
30, 2005 we had a balance of $7.5 million outstanding under US credit facility and $2.4 million under our European credit facility. On June 23, 2005 we acquired SpectraBrace Limited for initial consideration of $3.3 million, borrowed under an amendment to our existing credit facility with our current financial institution. Based on our existing credit agreement we believe we can borrow up to an additional $7.5 million under our current credit facility. We will continue to invest in sales and marketing and in inventory and infrastructure over the next fiscal year to introduce new products to the United States market. We may also apply cash to acquisitions during future periods. We believe that available cash and borrowings under our credit lines will be adequate to fund cash requirements for the current fiscal year and the foreseeable future.

With that I would like to turn the call back over to Dan.

Dan Gladney:	A strong fourth quarter helped us wrap up fiscal year 2005 on a high note. Although we missed on some of our guidance the results for fiscal year 2005 including the fourth quarter were very encouraging.
Total revenues of 96.1 million, was well within the parameters of our original guidance.

Gross revenue from the US medical division was up 15% for the year and 32% for the fourth quarter, as the division maintained its gross margin percentages above 70%. As you look at our company today you will see there are focusses on new products, new distribution channels and new markets, which are improving results and will continue to increase shareholder value.

Helping to drive this are significant new developments in the healthcare industry, which are providing us with major opportunities for future growth and success. As pressure builds throughout the healthcare industry to reduce soaring medical costs, products are increasingly being approved for over the counter distribution. The FDA is allowing the sale of government related non-invasive treatment on a non-prescription basis through drug stores and other general retail outlets. This is a major trend offering us an opportunity to position a segment of our products to develop a critical mass of FDA cleared prescription and non-prescription products.

The numbers and types of distribution channels available to us continue to grow. We will continue to develop opportunities in both retail areas as well as through new healthcare providers. Much of this is new territory for us and represents significant potential sources of untapped revenue.

In addition because of declining reimbursements the healthcare industry is much more open to new products and services, which along with increased segmentation and competition in the industry is helping to fuel demand for our products. As I mentioned a minute ago, our healthcare division which generated about two thirds of our 2005 revenue is up a very healthy 15% over fiscal year 2004 and had a superb fourth quarter.

Unit sales were up strongly as we continue to broaden the distribution of our pain management products well beyond the traditional physical therapy market channels to orthopedic physicians and pain doctors who routinely prescribe remedies for chronic pain. The results have been excellent. Nearly 50% of our medical device revenue in the United States is now coming through doctors’ offices rather than being almost entirely dependent on the single digit growth in the physical therapy market.

Sales of our US medical business were also helped by the launch of our most technically sophisticated products so far the IF III Way inferential device. This FDA cleared devise is able to capture patients usage data that can be downloaded from patient’s homes and report it to their healthcare providers.
This is of particular value to the insurance companies, as well as doctors in making decisions about their patient’s care and treatment.

We also expect to get a boost from the June acquisition of SpectraBrace, which will help to broaden our distribution and product sales to the orthopedic market. SpectraBrace had about 4 million in sales in calendar year 2004. The SpectraBrace business model operates offices within orthopedics practices, which are Medicare certified staff by certified athletic trainers. Spectra brace is a full line supplier of DME products, which are routinely prescribed by orthopedic surgeons.

Currently, Spectra brace operates 36 offices in 13 states. We believe SpectraBrace’s distribution model and product line complements Compex Technologies’ third party billing operations and national insurance contracts. Revenue for the fiscal year in our US consumer business was over 4.2 million that was up from $800,000 last year reflecting the impact of the distribution channels we build and the fitness and wellness market for our electrotherapy based technologies.

Our focus is to position an electrostimulation line of Slendertone flex abdominal toning systems and other Compex branded over the counter products for sports performance, improved physical fitness and general well being. We saw solid results from our infomercials that we started in March and we are broadcasting on cable channels throughout the United States and through promotions of HSN, the Home
Shopping Network that featured Sarah Ferguson, Duchess of York. Our products are also endorsed by NFL legend Jerry Rice, who recently retired and is headed for the football hall of fame.

We have boosted retail distribution for the Slendertone product line through retail chains such as GNC, and late in our fiscal year we added Denims sports stores and academy sports and outdoor stores.
Recently we launched Slendertone product trials at the sports authority stores and we have signed an agreement with cosco.com. We would expect out products to appear on this website in the near future.

Roughly 70% of our European sales come from Italy, France and Spain. Our significant challenge during the year was tough competition in the Italian market. Lower priced competitor was successful in selling a product line on Italian television, which had a negative impact on our sales. We will respond with our own television campaign starting in November that features a highly competitive Compex product. Marshall Masko was promoted to service president of worldwide consumer products and he is already taking effective steps to restore our leadership position throughout Europe.

An additional change in Europe includes the cancellation of our European Slendertone agreement so that we can devote all of our resources in focus toward our higher margin Compex line of products. As you know by now despite our solid fourth quarter we missed our initial earnings per share guidance for the year. This was due to the poor performance of our international business and because we were later than anticipated in selling additional retail distribution chains for the Slendertone product line in the United States. But at the same time I can tell you that in the first two months of fiscal year
2006 July and August our over-the-counter business in the United States is performing significantly ahead of our internal projections meaning we are ought to a strong start to our 2005 fiscal year.

We are progressing and we plan to break-even in our US over-the-counter operations this year and at the same time report substantially improved bottom-line performance. We also look for continued growth of our US medical business as we exploit the new sales and distribution channels we have opened and we further realize the benefits of new products including the IF III Way device and SpectraBrace acquisition.

At this point we are expecting revenue for the year to be in $108 million to $112 million range keeping with our earlier forecast of double-digit revenue growth. We expect US medical to be between $72 million and $74 million, US consumer to be between $8 million and $10 million and international revenue to be in the range of 26 million to 28 million. Our target for diluted earnings per share in fiscal year 2006 will be in the range of $0.32 to $0.35. This is slightly below our EPS estimates that we mentioned on our third quarter call due primarily to our estimated losses of upwards to a million dollars in revenue, due to hurricane Katrina, and an update on the accounting effect of FAS 123R implementation.

That concludes our prepared remarks. We are now ready to take your questions. Remember we have our complete management team here available to answer your questions. Please ask no more than one question and one follow up, so we can get through as many as possible. Operator we are ready to open the call for questions.

Operator:	Thank you. We will begin our Q&A session by asking anyone with a question to press “1” on your touch-tone phone. Thank you our first question is from Sam Bergman with Berry Capital, Sam your line is now open.

Sam Bergman:	Its Bayberry Capital. Thank you very much, good afternoon gentlemen.

Dan Gladney:	Good afternoon.

Sam Bergman:	Couple of questions, first of all regarding the advertising expense. Can you tell me what your feelings are, where your expectations would be for this coming year fiscal year on the advertising expense, do you expect it to be flat, do you expect it to be greater?

Dan Gladney:	I assume that you are talking about the US consumer business advertising.

Sam Bergman:	In the consumer business correct.

Dan Gladney:	Yes, we expect that that will increase significantly because the infomercial that we have been running to-date has been successful and is achieving profitable result. So we are in the process of expanding that and the main driver of that obviously the way to do that is by increasing advertising spending.
So you will see it increase significantly.

Sam Bergman:	It seem that the revenue growth and the SG&A, the SG&A is for extended over the actual revenue growth in terms of actual dollars, and I am wondering if we are spending too much in that particular area before the revenues really take off?

Dan Gladney:	I am not sure how to answer that.

Scott Youngstrom:	Yeah. Did you say selling expenses or G&A expenses?

Sam Bergman:	Selling expenses.

Scott Youngstrom:	So you are saying that selling expenses are outpacing the revenue in our consumer product line?

Sam Bergman:	Right.

Scott Youngstrom:	And again, what Dan had mentioned on the call is that our target for fiscal year 2006 is that would be a break-even business.

Sam Bergman:	Yes.

Scott Youngstrom:	We will be increasing our selling and promotional expenses in the US consumer part, but also with the corresponding increase in our revenue.

Dan Gladney:	Right, and margin. So, we will have to have a better bottom-line impact as —

Scott Youngstrom:	Yeah, yeah.

Dan Gladney:	— from a company standpoint versus last year.

Scott Youngstrom:	Okay. And the only other question is what kind of IR plan do you have for 2006?

Dan Gladney:	Well at this point in time the IR plan doesn’t change what we have had. Typically what we do is that the after every conference call, we will do a trip after the field will visit major — major investors that would like to see us and we’ll also take time to call upon new potential investors that have shown an interest in hearing the story.

Sam Bergman:	Okay. Thank you.

Operator:	Thank you our next question comes from Ernie Andberg with Feltl & Company. Ernie your line is now open.

Ernest Andberg:	Thank you. Scott would you quickly go back over the fourth quarter numbers for the US consumer. I cut out right at that point when you were talking about those numbers this year and last year.

Scott Youngstrom:	For revenue earnings?

Ernest Andberg:	For revenue, yes.

Scott Youngstrom:	Yeah. US consumer division recorded revenue of $715,000 and 4.2 million for the quarter in 12 month periods in fiscal ‘05 and this compares to 374,000 and 792,000 for the quarter and year to date for fiscal 2004.

Ernest Andberg.	Okay. On past call Scott you have talked about the profit or — let’s call it the loss in that business before corporate overhead allocations, do you have a comment on that for the fourth quarter?

Scott Youngstrom:	You mean whether we were break even or —

Ernest Andberg:	No, you have given us a loss after sales and marketing expenses, but before corporate overhead allocations in that US consumer business, just to give us a feel for its impact on the bottom line, can you give it for the quarter?

Scott Youngstrom:	You know Ernie I don’t have it broken out by fourth quarter. I can give you the annual.

Ernest Andberg:	Okay.

Scott Youngstrom:	Which will show up in the 10-K.

Ernest Andberg:	Okay.

Scott Youngstrom:	Revenue was 4.2 million.

Ernest Andberg:	Yeah.

Scott Youngstrom:	Cost was 1.8 million; gross margin 2.4 million, a little over 56%.

Ernest Andberg:	Okay.

Scott Youngstrom:	And then selling and marketing expenses were 6.8 million, which nets to $4.4 million loss.

Ernest Andberg:	Thank you.

Scott Youngstrom:	It’s just you know, just this what we call segment profit that’s not allocated G&A or R&D or anything.

Ernest Andberg:	Okay. That’s my two; I will get back in line.

Scott Youngstrom:	Okay, thanks Ernie.

Marshall Masko:	Ernie, I would like to make one other point if I could —

Ernest Andberg:	Sure Marshall.

Marshall Masko:	— to your question. You will see that our sales at $4.2 million were actually slightly below what we had discussed as our guidance when we said that we would be at about a minimum of $5 million.

Ernest Andberg:	Yeah.

Marshall Masko:	And there are two reasons for that. The number one and most imp reason is we had a very large order from HSN, that we were expecting that we would take at the end of the year in June of about $800,000 and we in fact did receive that order, but unfortunately not until the first week of July. The second thing is we also had a very large order that went through into the fourth quarter that we ended up —
for accounting reasons deciding not to consider to be a sale, because of payment questions. So, we are still working on resolving that. So those two things are essentially issues that we faced that enabled us not to achieve that number.

Ernest Andberg:	That raises a question. What’s a payment issue? Whether you are going to get paid or when you are going to get paid Marshall?

Marshall Masko:	It’s when we will get paid.

Ernest Andberg:	All right. I will get back in line. Thanks for the comment.

Operator:	Thank you our next question comes from Jason Stankowski with Clayton Capital Management. Mr. Stankowski your line is now open.

Jason Stankowski:	Hi gentlemen how are you.

Dan Gladney:	Good Jason.

Jason Stankowski:	I guess I have a few questions. Thanks for going over the gross loss, if you will, at the business segment of 4.4 million. So, presumably as you sell up to your guidance was 8 to 10 million from 4 million, how do you erase that whole 4.4 loss by going to — by adding essentially you know, 4 to 6 million in additional revenue? Am I missing something there or can you help me out?

Dan Gladney:	Yeah, certainly we can — I can give you a general idea of that. Remember over the last year we spend a lot more money in dollars on TV advertising and 20 to 30 second slides on TV.

Jason Stankowski:	Okay.

Dan Gladney:	That’s a lot more expensive that doing infomercials.

Jason Stankowski:	Right.

Dan Gladney:	That’s a nice saving this year and that we — we don’t intent to do that. We have found that the infomercial is profitable; we don’t need TV advertising to support it.

Jason Stankowski:	Yeah.

Dan Gladney:	The second thing is the infomercial production. To get that on TV was about a half a million dollar expense last year, that’s completed, we won’t be spending that money this year, and the other thing is that that we spend a fair amount of money on resources, traveling around the country building up —
building up Compex and at this point in time we have decided we will continue to support Compex on a grassroots basis. But we are going to input that both extra dollars that we would have spend there into the airtime for the sale of Slendertone and by adding air time on the infomercial we get a lot more sales.

Jason Stankowski:	Okay. Can you explain the — may be Marshall can, you know, where we are at in terms of the marketing campaign, I know that we have — when I look at the website it has the different times and it seems like we are still in kind of the regional cable markets and may be you can go through kind of big picture what you think the economics are and whether we are ready for prime time at some point as many of the other infomercial products you know, run on a lot of higher ticket type of stations and locales and large audiences etc.

Marshall Masko:	Sure I can get there with you. Actually we are in the process of ramping up the infomercial on a steady, but aggressive manner. We are currently rated now by George & Whitney in the top 40 infomercials within the US and we will continue, I believe to see that increase. The spending that we are actually putting behind the infomercial on a week-to-week basis is now probably somewhere in the neighborhood of double what it was about three of four months ago. In terms of what you are seeing, you are seeing a still predominantly, schedule wise, on the regional cables because they are the most efficient. But we are also moving into the national cables and what we are doing is as we increase spending is we are cautiously testing, a number of them were testing times, some were testing the networks to make sure that we don’t just simply ramp up spending in a wild fashion and have the efficiency to go to hell.

Jason Stankowski:	Right.

Marshall Masko:	And typically, as you know, when you do ramp up an infomercials, the efficiencies do start to erode a little bit or they can’t. So we have to be very cautious of that. So, we are increasing our spending in, as I said in a study, but well-controlled and well-tested manner. Thus the infomercial is currently profitable, and we see sales month-to-month increasing in a nice fashion. So, you also asked us where we are in the overall scheme of things. We are still in the introductory phases, we are still essentially just not launching it anymore, but we are just in the early stages of expansion of it. I think that we got a good amount of time left while this infomercial will still be profitable, and then the next phase obviously would be to manage that spending to keep it modestly profitable as we aggressively go to retail. Right now we are focussing on trying to maximize our sales through the infomercial because that’s building awareness and that’s also higher margin for us.

Jason Stankowski:	Can you explain just whether it’s your economics or just the industry, but what you mean by being profitable? If you spend $100,000 on a set of time, if you will, do you get $300,000 worth of orders or $200,000 dollars worth of orders, if your margins are 50% or 60 or 80% and kind of how that economics works, so we can track it as it ramps.

Marshall Masko:	Yes, well you are exactly in the ballpark. You know, that typically that somewhere in that 250,000, and again it’s going to stand upon every company or every products individual economics, depending upon what the margin is, how expensive or inexpensive it is to ship it and fulfill. But just as a very general ballpark, if you spend a $100,000 on television and you generated $250,000 on sales for most products that would be somewhere near the threshold of break-even, may be not quite but you know, somewhere in that venue, covering your media cost, covering your product cost, covering your fulfillment costs, all of those kinds of things. And then obviously your goal, our goal is to try and say okay instead of that ratio, which would be a 2.5, instead of a 2.5 how do we build it up to a 3.0 or 3.5. And, so those are the economic measures that we look at and how me manage this business.

Jason Stankowski:	So you are currently adding a measure that is greater than — that brings you to a profitability when you take into account your gross margins —.

Marshall Masko:	Yes we are.

Jason Stankowski:	— you end up getting back more than a $100,000 in profit for your expense, if you will, to cover that expense.

Marshall Masko:	Let me just say that we are at a level that is above break-even.

Jason Stankowski:	Okay.

Marshall Masko:	And we are doing, well we are at a level that is generating profits.

Jason Stankowski:	Okay.

Marshall Masko:	But we are attempting to do two things at the same time. One is increase the overall revenue amount, but at the same time also trying to improve our profitability on a per unit basis, by things you know, testing different things on the infomercial to make the response better. So we are doing kind of those two things simultaneously. But we are in a positive situation with the infomercial right now.

Jason Stankowski:	Okay, I’ll get back in the queue, thanks guys.

Dan Gladney:	Okay.

Operator: Thank you, our next question comes from Bob (Wrabbitt) with BlueLine Partners, Mr. Rebbits your line is now open.

Bob:	Good morning.

Dan Gladney:	Good Morning.

Bob:	Just before we start, since I haven’t been on a call previously, I thought to point out that we are one of your five largest shareholders.

Dan Gladney:	Okay, great.

Marshall Masko:	Welcome.

Bob:	Thank you. I have a big picture question. But before that I was wondering what you are putting in the water in Minneapolis that makes you think you are going to generate up to $10 million in the consumer division for 2006, can you break that down a little bit?

Dan Gladney:	Sure. This is Dan Gladney. I can tell you that we have been tracking everyone’s the infomercial sales as well as the retail sales, and G&C sales, and we have had significant improvements over the last number of months. In fact in the first two months of this year, we sold in excess of $2 million. So, you know, we are headed in a very positive direction in that area, now our guidance is 8 to 10. I would like to think that we are going to do you know, that this trend would continue that we are seeing. But our guidance is 8 to 10. We are confident and comfortable with that level.

Bob:	Okay. But that’s the same business; you just generated 700K for the last quarter, which is down from the previous quarter, which is down from the quarter before that. So, the last two quarters have been down, but now it’s suddenly going to reverse and —.

Dan Gladney:	Right, right. There is two things first of all spending is up, now that we know that we’ve got infomercial online. Remember now we didn’t bring the infomercial online. We test marketed it in the second half of February, we didn’t even bring it online until March and then we spend you know, at lower levels on the regional cable networks to verify that indeed we had you know, we had the right infomercial and the right (audio break). We have done that testing, we have had excellent results and that gives us confident as we move into this fiscal year, and as I mentioned again the first two months of the fiscal year, we’ve got revenue in excess of $2 million, I think it’s about 2.4 million actually.
The second thing that you know, that we are doing here is that, that 700 and some thousand dollars that we did in the fourth quarter, we had fully expected an $800,000 order from HSN, which was supposed to come in in June and as it turned out it was a timing issue, it didn’t come in until the first week in July.

Jason Stankowski:	Yeah. I appreciate that. That still doesn’t — when we first started talking about consumer division six months ago the estimate was may be 6 — 7 million for the year and then it came down to 5 million and now you end up at 4.2 million. You know, I don’t understand how you can say that the infomercial is a resounding success with those kinds of numbers.

Dan Gladney:	Yeah first of all I would point out that the guidance that we gave at the beginning of our 2004 fiscal year was from 5 to 7 million that’s a fact. Secondly, last year we did not even put our infomercial online until the beginning of the fourth quarter of our fiscal year.

Jason Stankowski:	Okay, let me ask more of a big picture question. I don’t have a queue yet for the fourth quarter and I don’t have a cash flow statement. But based on the numbers from the nine month queue, the march queue, the segment analysis and doing some allocation of the other expenses as was mentioned earlier in the call, I am estimating that the medical division alone has EBITDA about 7 million, whereas I think
Compex overall probably ended the year with EBITDA of about 6 million. Now, the average medical device company in the market is valued at 11 times EBITDA and three times revenue. Given the excellent growth and the high gross margin that you are seeing in that division, US medical division, it’s likely that it would you know, trade at a premium multiple or as a stand alone business. Let’s just use the average. Let’s say you have got 7 million in EBITDA for that division times 11 is 77 million. That’s what I think its worth you know, very conservatively. I know you have got some snags in Europe recently, but that business previously have been pretty profitable and again through nine months on a segment basis was generating profits, almost certainly you could sell it for something. Say 20 million, maybe even 30 million, which is still only one times revenues. So the big picture question
Dan is how do you reconcile the fact that your multi division strategy is being valued in the market place today at 50 million, which is up sharply from where it was yesterday, when US medical division alone is worth 77 million and the international business is for at least 20 million?

Dan Gladney:	Right. Well, clearly we don’t set the stock price, but I can tell you that the strategy of the company is to expand our distribution channels recognizing that we have got — US medical business is doing very well, the reason it’s doing very well is because we expanded that distribution channel by offering new products by building a direct sales force by calling on orthopedic surgeons and by calling on pain doctors that’s really done the job and is driving our US medical division. But at the same time we cannot be completely dependent in the future on just the US medical division with continuing pressures on reimbursement and cost to clients that we are seeing across the board in those types of market. So, we are looking for ways and I think successfully moving in the direction now to expand our core technology as well as other technologies that may very well fit in the same bag as our electrotherapy devices such as SpectraBrace to expand this business. And one of them is to go over the counter and then that trend is not something that we have started. I mean that trend has been going on now for a few years and I’m sure you are aware of, where companies are getting FDA approvals for non-invasive easy-to-use medical devices to sell in department stores and drug stores and pharmacies around the country. So, that’s very much a part of our strategy to expand distribution into new markets with both existing products and new products. And again, also in our you know, the major win here is not necessarily a given product such as Slendertone. Slendertone is doing well for us right now and we —
and we are confident we will do very well this year. But the win is to come out with additional electrotherapy based or medically based technology into that distribution channel that we have worked hard to open. So, we are working on in our R&D department on products we believe will have out in the next you 12-15 months that will slide into that same channel that will be more of a medically based product, which we are very excited about.

Jason Stankowski:	You know, and that’s terrific and we would agree with that strategy. But Dan you know, I’ve got to tell you. You do set the stock price based on your decisions, your strategies, your ability to execute as management, and right now the market is saying that you know, two-thirds of your business is worth a
$100 million roughly and the part is worth minus 50 million and I just wonder how long you are going to continue to subsidize a very, very good business with a highly questionable one that’s costing an enormous amount of shareholder value.

Dan Gladney:	Are you talking about, when you say a highly questionable one, do you mean the European business or do you mean the consumer business in US?

Jason Stankowski:	The consumer business in the US.

Dan Gladney:	Okay, well as we stated we believe that this year we are going to be at break-even in our consumer business in the US, which is a very difficult story from what we had over the last 12-24 months when we were launching in this business. I mean last year we budgeted for a $0.12 loss per share on the launch of that consumer business. You know, that’s a big step to take for a public company. But we thought it was extremely important to do that in an effort to build new distribution channels for this technology in the phase of declining reimbursements in the medical business. So, we think that in the medical market, so we think this is overall in the long term the right strategy for the company. And we think this year you are going — we will — we would expect to see a movement in our stock price as we continue to deliver the results in this consumer business in the US that shows this thing. It’s not eating up money, but rather making money or at least breaking even for us this year. So, we are pretty confident that’s going to happen. We think the real challenge for us right now is going to be in our
European business and how quickly we can get that turned around. There has been an average selling price decline in that business, as Scott mentioned the unit sales are really only off by about 1 percent, but you got significant decline to average selling price, and that’s had a major impact in our business recognizing we are the most expensive electrotherapy player playing in Europe. So, we have got to re-tool that thing and we believe we have got the right answer in putting Marshall over there with the TV campaign that we are going to start in Italy with new products that will be the high gross margin products, that will be products that will allow us to sell head-to-head against some major TV competitors. So, we think that that’s really the issue right now in the immediate future for our business. But we are fairly confident that the time and the energies and the dollars that we put behind this consumer business in the US is beginning to pay.

Jason Stankowski:	Well it clearly isn’t beginning to pay. I mean I am sorry, but it isn’t. It might pay in the future, but there is no evidence whatsoever, that it’s paying off now and in fact you are bleeding horribly in it, I mean a loss of 4.4 million you don’t capitalize it, you know what it’s doing to your share price, and I think you owe it to the shareholders to at some point put out specific targets and milestones that you are either going to meet or pull the plug on the thing. But you can’t continue to operate it at a loss of 4.4 million, break-even, okay, maybe. But I think you owe it to the shareholders to put up some targets on a quarter-by-quarter basis, so we can monitor the progress in that business.

Dan Gladney:	Sure. We certainly address the shareholder request on how we report this business. We started that process last year we will continue to do that. But we certainly expect that business to break-even this year.

Jason Stankowski:	Thank you.

Operator:	Thank you. Our next question comes from Ernie Andberg with Feltl & Company. Mr. Andberg, your line is now open.

Ernest Andberg:	Hey Dan, not to beat a dead horse here, but one of the previous callers asked how you were going to get the break-even in that business this year and taken $10 million and 60% gross margins that’s $6 million of gross profit, and you had $6.8 million of total sales marketing spending in there last year.
Marshall said that spending is going up. I am presuming that means the marketing spending and other pieces of that pie are going down. But how do you get it to break-even?

Marshall Masko:	Ernie it’s Marshal let me —

Ernest Andberg:	Yeah.

Marshall Masko:	— address that on two fronts. Number one, the margin by selling on the infomercial is significantly higher than the 60%.

Ernest Andberg:	Okay.

Scott Youngstrom:	It should be in mid 60s in that example Ernie.

Ernest Andberg:	Okay.

Marshall Masko:	So that’s an improvement.

Scott Youngstrom:	That’s one.

Marshall Masko:	Number two in terms of the 6.8 million; we are not spending significantly more than that. What I meant and maybe wasn’t clear enough in saying is we are spending significantly more behind the infomercial, but we are also adjusting many of the other spending elements we had down significantly.

Ernest Andberg:	That’s what I thought I heard you say, but I just wanted to check on that.

Marshall Masko:	Yes, and so what you will see is you know, it’s my intention to try and do better than the break-even if I can, although obviously our goal is break-even, and I think we are off to a very good start so far.

Ernest Andberg:	Okay. Scott, can you give us — you’ve guided into the mid to high 40% range on taxes. I am presuming that it must have some losses that aren’t tax deductible in some places; I’m presuming, is that Europe?

Scott Youngstrom:	Yes, yeah that’s exactly.

Ernest Andberg:	Okay. What about the interest expense line and then the sales and marketing and G&A lines sort of on a go forward basis relative to the 10.8 million in the fourth quarter and adjusting the $5 million of G&A for the 400,000 of severance expenses that makes you above 4.6. Where should we expect those expenses to go trend over the year?

Scott Youngstrom:	Well as revenue increases you know, the G&A piece would not increase at the same percent. I mean we have obviously got an infrastructure and you hit on some, I don’t want to use the term one time expenses, but some expenses that we wouldn’t anticipate in 2006, one is Sarbanes and the amount of money we spent on Sarbanes that we are going to have a significant piece in ‘06 (audio break) to the extent that we experience this first time through in ‘05. Again severance charges we have talked about
— what was the other one, oh selling, selling to me that will continue to be kind of a percent of sales that one which stay fairly consistent in that 40% range. R&D, we talked about with on absolute dollars that would stay relatively flat.

Ernest Andberg:	Okay.

Dan Gladney:	Interest expense, you know, probably creep up in the first six months as we dip into the credit line.
But again as things turn around, that should level out and reduce eventually third-fourth quarter that sort of time frame.

Ernest Andberg:	I’m presuming it should be at a higher level in the first half given that you didn’t borrow the money to purchase SpectaBrace still late in the quarter, is that correct?

Dan Gladney:	That’s correct.

Ernest Andberg:	So, higher number there. Okay.

Dan Gladney:	Yeah.

Ernest Andberg:	Thank you.

Dan Gladney:	Okay.

Operator:	Thank you, our next question comes from Jason Stankowski with Clayton Capital Management. Mr. Stankowski, your line is now open.

Jason Stankowski:	Hi guys. I wanted to know whether — are you expecting to generate positive cash flow from operations in 2006?

Dan Gladney:	Hang on. It will be close — I mean — and Jason I don’t have that in front of me.

Jason Stankowski:	Okay.

Dan Gladney:	I apologize. It should be close. Again it has — the drain over the last couple of years, if I can use that term, has been obviously with our consumer business and the investments we are making in the consumer Slendertone and Compex line of products. You know, medical continues to be a cash cow; it’s doing very well for us. So, and again not having it right in front of me, it’s got to be very, very close to being positive in operation. We have got some debt service obviously in there, that’s below that line. But —.

Jason Stankowski:	Right. I mean does Europe consume cash and do you expect it to continue that or is it a break-even business?

Dan Gladney:	Oh cash wise they are break-even. We do not and have not in the past, I can’t foresee in the future, but we do not send money, money does not go back and forth with us. So they are self sufficient in that regard.

Jason Stankowski:	And so, if you think the consumer business is break-even —

Dan Gladney:	Then we should make money.

Jason Stankowski:	And then the other business is a cash cow hopefully we should see some net cash in and obviously you know —

Dan Gladney:	Yeah.

Jason Stankowski:	Okay.

Dan Gladney:	Yeah, I just don’t have that in front of me. So I don’t want to — I don’t want to speak out.

Jason Stankowski:	Okay, and what if the 4.4 million that we spend last year, I guess the negative drag for that, US consumer business, most of that was expensed. Gross I guess that’s about $0.33 a share. Net it — I guess it’s what a $0.20 a share drag this year, is that right that it really have or was it more like
$0.12, you guys keep saying, I was trying to figure out how that drag works?

Dan Gladney:	The $0.12 was what we originally budgeted.

Jason Stankowski:	Yeah.

Dan Gladney:	And yes, because we are revenued in quite to hit the 5-7 million.

Jason Stankowski:	Right.

Dan Gladney:	Thus the drain was more than that.

Jason Stankowski:	Okay.

Dan Gladney:	Sorry, I keep using the word drain. Yeah I —

Jason Stankowski:	I feel it as a drain, as probably as much as you do.

Dan Gladney:	Yeah, again I apologize. Yeah, our effective tax rate is probably right in the 45% rate, that’s what it would have been, so.

Jason Stankowski:	Okay.

Dan Gladney:	You are in the ballpark.

Jason Stankowski:	So, if we reverse that presumably based on your guidance, we pick up $0.16 to $0.20. Call it 20 for easy math, and our guidance is $0.32.

Dan Gladney:	35, yeah.

Jason Stankowski:	32 to 35, and so, 18% of that is — okay. I am just trying to put together why that’s all we can do with two break-even businesses unless there is some other investment where you know, where we are needing to make in other businesses, perhaps the guidance is something you are real comfortable with and maybe we can expect a little bit more, I don’t know. Let’s see, the other thing is we haven’t heard any updates on the retail strategy. In terms of sports authority etc. and you addressed that before I — if that’s an unprofitable direction to go in, I’m glad that we are not moving forward. But if it’s still a strategy, I would like to hear where you are at on it?

Marshall Masko:	Jason, this is Marshall Masko, I will address that. Let me say that we have changed the strategy slightly. I am just giving the successful results of the infomercial, and what we are really focussing on this point are three main things. One supporting our existing retail base and two and probably —
actually, let me go back and do number one properly. Number one is building consumer awareness through the infomercial person foremost. The reason we can do that is that it’s now profitable and in addition to that it’s helping us to build a huge amount of awareness of the market place as in essence in amortized advertising cost. Number two, HSN. Also gets us huge awareness nationally I believe they cover about 88 million homes. And so, it’s in many ways our presentations there are further like free advertising and education of the consumer base. So those are the two really heavy investment efforts that we are making right now and the two things that are really driving the lion share of our volume throughout this budget. But third we do plan to have retail and support the continued retailers; GNC especially is our biggest retailer and has been performing very well for us. We are continuing with
TSA. We have 10 store — I am sorry 15 store tests that is starting just shortly. The product has been shipped; it will be at retail momentarily. But we are not making the same huge push that we did earlier last year on retailers. We are going to actually save a little bit of effort next year. This year we are focussing on the HSN and the infomercial to build awareness, so that there are stronger demand at retail, once we do go to retail.

Jason Stankowski:	And is this a new sports authority test, kind of redesigned and obviously the last one didn’t catch their attention too much.

Marshall Masko:	Yes it is. It’s a different display; there are different instore banners, as an example that we will be using point of sales material, which we were not allowed to use before. Things like this plus at this time, the infomercial has now been running for approximately 5.5 to 6 months, whereas when we were in there before, it was simply supported by Short Form Television and I think that the infomercial helps educate people a little bit better. So, yes this is a revised test.

Jason Stankowski:	And then the last one is, Dan you gave annual guidance and maybe two more of $0.32. Do you have something for us for this quarter? What you are expecting the net income to be?

Dan Gladney:	No, we — as you may know Jason, we don’t give quarterly guidance and typically don’t give quarterly guidance. We did at the end of the third quarter last year because it was asked for, but usually we don’t. We give an annual guidance.

Jason Stankowski:	Okay. And the DSO’s being up and the receivable here in this quarter, Scott that’s something you think you already addressed or is there a reason?

Scott Youngstrom:	No. I mean the biggest reason Jason is obviously the large fourth quarter revenue that the medical business had, that’s the big driver.

Jason Stankowski:	That’s large fourth quarter revenue. So you expect that to —.

Scott Youngstrom:	That should turn around in first quarter of ‘06. The DSO should come down yeah

Jason Stankowski:	This quarter.

Scott Youngstrom:	Yes sir.

Jason Stankowski:	So, if you looked at your balance sheet right now that would kind of have evened out.

Scott Youngstrom:	Yeah, it should, yeah.

Jason Stankowski:	Okay. That’s all I have. Thanks guys.

Operator:	Thank you, we have no further questions. We just got a question. One moment. Our next question is from Ernie Andberg with Feltl & Company. Mr. Andberg, your line is now open.

Ernest Andberg:	Thanks, just two more. Marshall or Dan, you said you have had $2.4 million revenues in the consumer —
US consumer business to date. Is that counting the $800,000 HSN and the other large sale that you didn’t book or are those new sales?

Dan Gladney:	No actually it includes the 800,000 that came in the first week in July.

Ernest Andberg:	Okay.

Dan:	The other sale that Marshall mentioned is not a part of that.

Ernest Andberg:	Okay, fair enough. And then at one point during the conversation you said that you thought you had lost about a million dollars of revenues because of Katrina, that’s this quarter?

Dan Gladney:	No that would be annualized. So we basically knocked out a couple of our territories down there. They just no longer exist. We had a rep in New Orleans, we had a rep in Mobile, Alabama and we had two
facilities from SpectraBrace in the New Orleans area. I know one is in New Orleans, may be another one is in Mississippi. But two from the SpectraBrace facility.

Ernest Andberg:	Okay. So — it’s a million dollars over the course of the year you think you have lost.

Dan Gladney:	Right.

Ernest Andberg:	In some fashion?

Dan Gladney:	Right.

Ernest Andberg:	Okay, thank you very much.

Operator:	Okay, we have no further questions.

Dan Gladney:	Okay, thank you. I would like to thank each of you once again for your time, your attention and your questions. We appreciate your interest in Compex Technologies and look forward to reporting our progress to you again soon. Good-bye to everybody.